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                                                                     Exhibit 4.9

                           NON COMPETITION AGREEMENT

    This Non Competition Agreement (the "Agreement") is made as of March   ,
1997 is entered into between Natural Wonders, Inc., a Delaware Corporation
(the "Buyer") and [       ] of [       ] (the "Individual") with reference to
the following.

    What A World!, Inc., a Delaware corporation (the "Seller"), and the Buyer
entered into a Asset Purchase Agreement dated March       , 1997 (the "Asset
Purchase Agreement"), pursuant to which the Seller agreed to sell, and the Buyer agreed to buy certain of the assets and assume certain of the liabilities the Seller.

    The Individual is a stockholder, director and officer of the Seller.

    Pursuant to the Asset Purchase Agreement, the Individual, as a stockholder of the Seller, will receive valuable consideration as a result of the sale by the Seller of certain of its assets to the Buyer.

    The Individual acknowledges that the ability of the Buyer to successfully exploit the assets of the business of the Seller which it is acquiring will be materially jeopardized and its value reduced if the Individual competes with or assists any other person in competing with the business of the Buyer as such terms are used or contemplated herein.

    The Individual acknowledges that this Agreement is separately bargained for consideration, that it is a condition to the Closing that certain of the directors who are principal stockholders of the Seller agree that they will not compete with the business of the and that the execution of this Agreement is a material inducement to the Buyer to enter into the Asset Purchase Agreement.

    The parties agree as follows:

    1. For the purpose of this Agreement the definition "Business" shall mean a business entity whose primary business is the operating of a specialty retailer selling nature and science products, including, without limitation, telescopes, minerals, gardening and outdoor products, educational toys and games and apparel.

    2. For a period of two (2) years following the date of this Agreement (the "Non-Compete Period") the Individual covenants and agrees that the Individual will not become involved as an employee, consultant or investor (other than as an investor of less than 5% of a publicly traded company) in any specialty retailer within the United States of America which is directly or indirectly competitive with the any material aspect of the Business.

    3. During the Non-Compete Period, the Individual shall not, either on its own account or in conjunction with or on behalf of any other person, employ, solicit, or entice away or attempt

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to employ, solicit or entice away from the Buyer any person who to
Individual's knowledge after due inquiry, is an employee of the Buyer, either at present or at any time in the future.

    4. The Individual acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to the Buyer, and that injunctive relief, as well as damages, would be appropriate. If the Individual breaches this Agreement, the Individual shall be liable for all legal fees and costs incurred by the Buyer to enforce this Agreement or pursue remedies arising as a result of such breach.

    5. This Agreement shall inure to the benefit of the Buyer and its successors and assigns.

    6. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be wholly performed in the State of California.

    7. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

    8. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

    9. In order to be effective, any notice or other communication required or permitted hereunder must be in writing and may be transmitted by messenger, delivery service, mail, telex, telegram, telecopy or cable to the appropriate party at the address set out above or to such other address as notified to the other party from time to time.

    10. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter of hereof. This Agreement may only be amended by the written instrument signed by the parties.

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                             NATURAL WONDERS, INC.

    By :

    Title:

    [INDIVIDUAL]